EX 10.1

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”) dated May 7, 2019 by and between PRINCETON OFFICE CENTER, LLC, a Delaware limited liability company (successor in interest and title to Princeton South Investors, LLC) with an office at c/o Vision Management, LLC, 200 PrincetonSouth Corporate Center, Suite 130, Ewing, New Jersey 08628 (“Landlord”) and ANTARES PHARMA, INC. a Delaware corporation with an office at 100 Princeton South, Suite 300, Ewing, New Jersey 08628 (“Tenant”).

R E C I T A L S:

WHEREAS, pursuant to a certain Lease dated February 3, 2012 (the “Original Lease”), as amended by a certain First Amendment to Lease dated January 28, 2013 (“First Amendment”),  and as further amended by that Second Amendment to Lease dated December 4, 2013 (“Second Amendment”), (the Original Lease, as amended by First Amendment, and Second Amendment, shall hereinafter be referred to collectively  as the “Lease”), Tenant leases an agreed-upon 13,330  rentable square feet  (“rsf”) of space on the third floor, comprised of Suite 300 (which amounts to 8,065 rsf), Suite 300A (which amounts to 2,538 rsf), and Suite 320 (which amounts to 2,727 rsf) (Suite 300, Suite 300A and Suite 320 shall collectively be referred to as the “Premises”) in the building currently known as PrincetonSouth Corporate Center Condominium- Unit 1, or such other name as Landlord may from time to time designate, located at 100 PrincetonSouth Corporate Center, Ewing New Jersey 08628 (the “Building”); and

WHEREAS, the Term of the Lease currently expires on October 31, 2019; and

WHEREAS, by this Third Amendment to Lease, Landlord and Tenant wish to extend the term of the Lease and incorporate other terms and conditions, all as set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

1.Incorporation of Recitals; Capitalized Terms.  The recitals set forth above, the Lease as referred to therein, and the exhibits attached thereto are hereby incorporated by reference into this Third Amendment.  Unless otherwise expressly defined in this Third Amendment, capitalized terms shall have the meanings ascribed to them in the Lease.

2.Lease Term.  The Term of the Lease is hereby extended for two (2) additional years and such extension shall commence on November 1, 2019 and shall expire on October 31, 2021.  As used in the Lease, “Term” shall mean the Term of the Lease, as extended by this Third Amendment.

3.Fixed Basic Rent.  From November 1, 2019 through October 31, 2021, the Minimum Rent payable pursuant to the Lease for the Premises as amended by this Third

Amendment, based upon 13,330 rsf, which are separated based on rates per rsf for Suite 300 in one instance, and Suites 300A and 320 as follows:

A.	Suite 300 (based on 8,065 rsf):

Lease Year	Per RSF	Annual Rent	Monthly Rate

1	$30.50	$245,982.50	$20,498.55

2	$30.75	$247,998.75	$20,666.57

B.	Suite 300A (based on 2,538 rsf), and Suite 320 (based on 2,727 rsf) for a total of 5,265 rsf:

Lease Year	Per RSF	Annual Rent	Monthly Rate

1	$31.25	$164,531.25	$13,710.94

2	$31.50	$165,847.50	$13,820.63

4.Operating Expenses, Taxes, Electric Charges, Base Year and Tenant’s Proportionate Share.  During the Term of the Lease as extended by this Third Amendment, Tenant shall continue to pay all additional rent including Operating Expenses, Taxes, and Electric Charges in the manner presently paid without change as to the Base Year or Tenant’s Proportionate Share as otherwise set forth in the Lease.

5.Tenant Allowance.  As consideration for the extension of the Lease as provided herein, Landlord shall provide Tenant with an allowance of up to $4.00 PSF (for a total amount of $53,320.00) (the “Allowance”) for improvements and/or alterations to the Premises.  In order to receive all or a portion of the Allowance (as provided herein), Tenant shall provide to Landlord reasonable details of the work contemplated by the Tenant for the Premises (hereinafter the “Tenant Improvement Work”) and shall respond to all reasonable inquiries for information requested by Landlord.  Landlord shall have twenty (20) days to review and approve such details for the proposed Tenant Improvement Work in its reasonable discretion, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding any disapproval or condition related to an adverse impact of Tenant’s Improvement Work to the Building structure or the major systems of the Building shall be deemed reasonable.   Failure by Landlord to approve or disapprove such proposed Tenant Improvement Work within the time limits prescribed herein shall constitute approval by Landlord. Landlord and Tenant shall work together in good faith to resolve any disputes or differences that arise in the event Landlord notifies Tenant in a timely fashion of its disapproval of any aspect of such proposed Tenant Improvement Work. In no event shall Tenant be responsible for payment to Landlord or Landlord’s architect or other consultants for costs incurred by Landlord in connection with Landlord’s review of Tenant’s proposed Tenant Improvement Work. Tenant shall be solely responsible for all permits and such other approvals required for the Tenant Improvement Work.  Tenant shall cause the work to be completed in a good and workmanlike manner, using new materials, in compliance with law.   Upon completion

of the Tenant Improvement Work, Tenant shall provide Landlord with detailed as built plans and specifications as well as invoices related to the Tenant Improvement Work (hereinafter the “Tenant Improvement Work Invoices”).  Within thirty (30) days of Landlord’s receipt (and reasonable review of the Work) of the Tenant Improvement Work Invoices and the final plans and specifications, Landlord shall pay Tenant the lesser of: (i) the total amount of the Tenant Improvement Work Invoices, or (ii) the Allowance.   For the avoidance of doubt, Tenant shall not be provided a rent credit to the extent that the cost of the Tenant Improvement Work is less than the amount of the Allowance.   Tenant shall comply with terms of Section 6.7 of the Lease in relation to the Tenant Improvement Work.

6.AS IS Premises.   Tenant accepts the Premises as of the date hereof in its “AS IS” “WHERE IS” condition.

7.Broker.  Tenant represents and warrants to Landlord that it has not dealt with any broker or real estate agent in the negotiation for or obtaining this Third Amendment, other than Mercer Oak Realty, LLC and Newmark Knight Frank (collectively, the “Brokers”), and agrees to indemnify, defend and hold Landlord harmless from any and all cost or liability for compensation claimed by any such broker or agent, other than the Brokers, employed or engaged by it or claiming to have been employed or engaged by it in connection with this Third Amendment. To the extent each of the Brokers is entitled to a leasing commission in connection with the making or negotiation of this Third Amendment, Landlord shall pay such commission to each of the Brokers pursuant to (and subject to the terms of) a separate agreement between Landlord and each of the respective Brokers. Landlord hereby agrees to indemnify and hold Tenant harmless from and against any and all costs, claims, losses, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and disbursements) as a result of Landlord’s failure to pay such commissions to each Broker as set forth above.

8.Notice to Landlord/Rent Payment Address.  All payments of Rent and Additional Rent shall be sent to Landlord by ACH procedures or by wire pursuant to instructions provided by the Landlord with reference to the following address (i.e., the address set forth in Section 3.3 of the Lease is hereby deleted in its entirety and replaced as follows):

PRINCETON OFFICE CENTER, LLC
c/o Vision Management, LLC
200 PrincetonSouth Corporate Center, Suite 130
Ewing, New Jersey 08628

Any notice, statement, demand, request or other communication required or permitted to be given pursuant to the Lease, as amended, shall be provided to the Landlord with reference to the following address (i.e., the addresses set forth in Section 14.1 of the Lease are hereby deleted in its entirety and replaced as follows):

Princeton Office Center LLC
c/o Vision
1 Bloomfield Ave
Mountain Lakes, New Jersey 07046

9.Ratification.  Tenant confirms and ratifies that, as of the date hereof:  (a) Tenant is the tenant under the Lease and has neither assigned the Lease as amended by this Third Amendment  nor subleased any portion of the Premises; (b) the Lease as further amended herein, is and remains in good standing and in full force and effect; (c) Landlord is not in default of any of its obligations under the Lease, nor, to Tenant’s knowledge, has any event occurred which, with the giving of notice of the passage of time or both would constitute a default by Landlord under the Lease; and (d) Tenant is not aware of any current claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease.  Landlord confirms and ratifies that, as of the date hereof:  (i) the Lease as further amended herein, is and remains in good standing and in full force and effect; (ii) Tenant is not in default of any of its obligations under the Lease, nor, to Landlord’s knowledge, has any event occurred which, with the giving of notice of the passage of time or both would constitute a default by Tenant under the Lease; and (iii) Landlord is not aware of any current claims, counterclaims, set-offs or defenses against Tenant arising out of the Lease.

10.Governing Law.  This Third Amendment shall be governed by the laws of the State of New Jersey.

11.Effect of Amendment/Conflicts.  Except as modified by this Third Amendment, the Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. The covenants, agreements, terms, provisions and conditions contained in this Third Amendment shall bind and inure to the benefit of the Parties hereto and their respective successors and, except as otherwise provided in the Lease, their respective assigns. If any inconsistency exists or arises between the terms of this Third Amendment and the terms of the Lease, the terms of this Third Amendment shall prevail.

12.Security Deposit.      The parties acknowledge that Landlord is presently holding the sum of $24,236.27 as a Security Deposit.   The Security Deposit shall continue to apply to the obligations of Tenant under the Lease as amended by this Third Amendment.   The return of the Security Deposit shall be governed by the applicable provisions of the Lease as amended by this Third Amendment.

13.Counterparts.  This Third Amendment may be executed in multiple counterparts, each of which shall constitute an original, but all of which shall constitute one and the same document.  Signatures transmitted via facsimile or e-mail shall have the same binding effect as original signatures.  Promptly following any facsimile transmittal or e-mail transmittal of signatures in “PDF” format, the parties shall deliver to each other the original executed document (it being agreed and understood that the delivery of such original shall not be a condition to the binding nature of the facsimile or electronic copy of the document).

14.Continuation of Lease.       Except as set forth herein, the Lease as modified by this Third Amendment shall continue in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the date and year first above written.

LANDLORD:
PRINCETON OFFICE CENTER, LLC

By:	/s/ Menashe Frankel

Name:	Menashe Frankel

Title:	Member

TENANT:
ANTARES PHARMA, INC.

By:	/s/ Fred Powell

Name:	Fred Powell

Title:	Executive Vice President, CFO